Exhibit 10.1

August 31, 2010

Name
Street Address
City, State  Zip Code

Dear Name:

American Woodmark Corporation (the “Company”) has granted to you an award of restricted stock units (the “Award”).  Your Award is subject to the terms set forth in this letter and in the 2006 Non-Employee Directors Equity Ownership Plan (the “Plan”), a copy of which is attached.  Capitalized terms that are not defined in this letter shall have the meaning assigned to them under the Plan.

The terms of your Award are as follows:

I.
In consideration of your agreements contained in this letter, the Company hereby grants you 2,500 restricted stock units (RSU’s). Each RSU represents the right to receive one share of the voting common stock of the Company.

II.	Your Award carries the following provisions:
A.
The Award will mature on August 15, 2012 (the “Maturity Date”).  Except as provided below, in order to fully vest in the Award, you must be a member of the Board of Directors of the Company on the Maturity Date and must have provided continuous service as a member of the Board of Directors from August 31, 2010 (the “Award Date”) through the Maturity Date.

B.
In the event your service on the Board of Directors of the Company ends prior to the Maturity Date, you will vest in a pro-rated portion of the Award.  The number of shares that vest will be determined by dividing the number of days between the Award Date and your separation date, by the number of days between the Award Date and the Maturity Date, and multiplying by the number of RSUs contained in the Award.  Your right to the remaining unvested shares will be forfeited at the time of your separation.

C.
Notwithstanding Sections II.A. or B. to the contrary, in the event a Change of Control occurs at any time before the Maturity Date, you will immediately vest in your right to receive the full amount of the Award if you are a member of the Company’s Board of Directors on the date of the Change of Control and have provided continuous service as a member of the Board of Directors from the Award Date through the date of the Change of Control.

For purposes of this Section C, “Change of Control” means any of the following:
(i)
The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Securities Exchange Act of 1934) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.  The term “unrelated person” means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below.  For purposes of this subsection, a “person” means an individual, entity or group, as that term is used for purposes of the Act.

(ii) Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation.
(iii) A liquidation of the Company.
III.	Timing of the Company’s payment of your Award will vary, as follows:
	A.	If you continuously serve as a director of the Company through the Maturity Date, Award payment will occur as soon as administratively practicable (within 60 days) after the Maturity Date.
B.
If you separate from the Company’s service as a director before the Maturity Date, payment of the vested portion of the Award will occur as soon as administratively practicable (within 60 days) after your separation date.

C.
If you become fully vested in your right to receive the Award because of a Change of Control that occurs before the Maturity Date, payment of the Award will occur as soon as administratively practicable (within 60 days) after the earlier of (i) your separation from service as a director of the Company for any reason on or after the date of the Change of Control or (ii) the Maturity Date.

IV.	Any distributions on the Award as defined herein will be made with a certificate of common shares.
V.	This Award is not transferable by you except by will or by the laws of descent and distribution.
VI.	In the event of changes in the structure of the Company, appropriate adjustments to the Award will be made according to the Plan.
VII.	In consideration of the grant of this Award, you agree that you will comply with such lawful conditions as the Board of Directors or the Compensation Committee may impose on the Award.
VIII.	This Award agreement does not constitute a contract for services nor does it guarantee you the right to remain in the service of the Company as a director or otherwise for any length of time.
IX.
Until the RSUs are converted into actual shares of the Company’s stock, your Award will not convey actual rights normally accruing to shareholders, including but not limited to the right to participate in shareholder votes or the right to receive dividends.

Attached to this letter is the following: (1) a second copy of this letter, (2) a copy of the Plan, and (3) the Company’s most recent Annual Report.  Please sign the second copy of this letter and return it to Jon Wolk, Vice President of Finance & CFO, American Woodmark Corporation, 3102 Shawnee Drive, Winchester, VA 22601, to acknowledge your acceptance of the terms of this Award and receipt of the foregoing documents.

Your signature and return of a copy of this letter shall be deemed as your understanding and acceptance to the terms and conditions pertaining to this Award as outlined in this letter and the attached Plan.

American Woodmark Corporation

Kent B. Guichard
Chief Executive Officer

Agreed to:
By ____________________________